Exhibit 5.1

March 17, 2014
Quicksilver Resources Inc.
801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102

Re:	Registration on Form S-8 of 21,000,000 shares of common stock, par value $0.01 per share, of Quicksilver Resources Inc.

Ladies and Gentlemen:

I am the Legal Counsel and Secretary of Quicksilver Resources Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the registration of 21,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”).

I have examined such documents, records, and matters of law as I have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, I am of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the Company’s Seventh Amended and Restated 2006 Equity Plan (the “Plan”) against payment of the consideration therefor as provided in the Plan and having a value of not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

In rendering the foregoing opinion, I have assumed (i) the authenticity of all documents represented to me to be originals, the conformity to original documents of all copies of documents submitted to me, the accuracy and completeness of all corporate records made available to me by the Company and (ii) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so.

I have relied, as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Company and upon statements or certificates of public officials. Where representatives of the Company have certified facts to the best of their knowledge, I have assumed the facts so certified to be true.

I express no opinion as to any matter which may be, or which purports to be, governed by the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is furnished by me, as counsel to the Company, to you, solely for your benefit.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ Francisco J. Villamar Francisco J. Villamar Legal Counsel and Secretary